Exhibit 99.1

IRIDEX Announces 2019 Second Quarter Financial Results

MOUNTAIN VIEW, Calif., August 6, 2019 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the second quarter ended June 29, 2019.

Second Quarter Highlights

•	Total revenue of $10.4 million
o	Cyclo G6 product family revenue of $3.4 million, an 11% increase year-over-year
•	Shipped a record 14,200 Cyclo G6 probes, a 23% year-over-year increase
•	Shipped 85 Cyclo G6® Glaucoma Lasers, compared to 125 in the prior year
•	Published results in the journal, Cornea, from the first study to confirm outcomes and safety profile of MicroPulse® glaucoma therapy for patients with prior keratoplasty

“I am pleased to join the IRIDEX team at this time, when our differentiated MicroPulse® glaucoma therapy offers proven safety and efficacy outcomes capable of achieving a broader share in the large population of glaucoma patients,” said David I. Bruce, recently appointed President and CEO. “With a substantial base of our Cyclo G6 laser system placements worldwide, we will focus on both growing adoption by our current users and broadening awareness of the safety, efficacy, and durability of our solution to significantly expand our market penetration.”

Second Quarter 2019 Financial Results

Revenue for the three months ended June 29, 2019 increased 1.2% to $10.4 million compared to $10.3 million during the same period of the prior year. Revenue growth continues to be driven by sales of IRIDEX’s Cyclo G6 products.

Gross profit for the second quarter of 2019 was $4.5 million, or 43.6% gross margin, compared to $4.3 million, or 41.4% gross margin, in the same period of the prior year. The increase in gross margin was primarily due to a decrease in manufacturing overhead spending, partially offset by an increase in manufacturing overhead variances that included an adjustment to warranty expense.

Operating expenses for the second quarter of 2019 were $7.0 million compared to $7.6 million in the same period of the prior year. Lower operating expenses in the quarter reflected a reduction in costs associated with lower headcount and efficiencies gained in adjustments to the Company’s sales & marketing programs, partially offset by an increase in severance costs.

Loss from operations for the second quarter of 2019 was $2.5 million, compared to loss from operations of $3.3 million for the same period of the prior year, contributing to a reduction of net cash burn to $1.6 million for the quarter.

As of June 29, 2019, the Company had cash and cash equivalents of $15.6 million and no debt.

Guidance for Full Year 2019

IRIDEX reduced its total revenue guidance for the full year 2019 to a range of $41 million to $44 million from $43 million to $46 million. The revised revenue guidance primarily reflects the following factors:

•	Lower than expected upside in its retina business following the re-introduction of its LIO delivery device last year
•	The strategic shift in sales team focus toward driving adoption and probe utilization, resulting in lower revenue contribution from Cyclo G6 system sales
•	Delay in regulatory approval in China of its Cyclo G6 glaucoma platform

The Company also revised its expectation for Cyclo G6 system shipments to a range of 375 to 425 from 475 to 525, reflecting its shifting sales focus towards increased physician utilization.

IRIDEX confirms guidance for Cyclo G6 probe shipments in the range of 58,000 to 63,000.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 4198453.  A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.iridex.com.

About IRIDEX

IRIDEX Corporation is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. The Company’s proprietary MicroPulse® technology delivers a differentiated treatment that provides safe, effective, and proven treatment for targeted sight-threatening eye conditions. IRIDEX’s current product line is used for the treatment of glaucoma and diabetic macular edema (DME) and other retinal diseases. IRIDEX products are sold in the United States through a direct sales force and internationally primarily through a network of independent distributors into more than 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning the future demand, utilization and order levels for the Company's products, plans to introduce new products, and the Company’s guidance for fiscal 2019 and future financial results. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018

Total revenues	$10,426	$10,304	$21,021	$19,813
Cost of revenues	5,877	6,036	12,215	11,623
Gross profit	4,549	4,268	8,806	8,190

Operating expenses:
Research and development	929	901	1,887	2,005
Sales and marketing	3,462	4,168	7,553	8,218
General and administrative	2,626	2,481	4,870	4,866
Total operating expenses	7,017	7,550	14,310	15,089

Loss from operations	(2,468)	(3,282)	(5,504)	(6,899)
Other income, net	58	6	52	24
Loss from operations before provision for income taxes	(2,410)	(3,276)	(5,452)	(6,875)
Provision for income taxes	9	4	15	8
Net loss	$(2,419)	$(3,280)	$(5,467)	$(6,883)

Net loss per share:
Basic	$(0.18)	$(0.28)	$(0.40)	$(0.59)
Diluted	$(0.18)	$(0.28)	$(0.40)	$(0.59)

Weighted average shares used in computing net loss per share
Basic	13,648	11,644	13,639	11,636
Diluted	13,648	11,644	13,639	11,636

(unaudited)

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	June 29, 2019	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$15,633	$21,194
Accounts receivable, net	8,083	9,083
Inventories	8,974	8,794
Prepaid expenses and other current assets	593	547
Total current assets	33,283	39,618
Property and equipment, net	991	1,220
Intangible assets, net	92	100
Goodwill	533	533
Operating lease right-of-use assets, net	3,390	-
Other long-term assets	196	201
Total assets	$38,485	$41,672

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,196	$2,516
Accrued compensation	2,150	2,962
Accrued expenses	2,055	2,763
Accrued warranty	490	622
Deferred revenue	1,514	1,639
Operating lease liabilities	1,363	-
Total current liabilities	9,768	10,502

Long-term liabilities:
Accrued warranty	86	238
Deferred revenue	469	586
Operating lease liabilities	2,516	-
Other long-term liabilities	17	385
Total liabilities	12,856	11,711

Stockholders' equity:
Common stock	147	145
Additional paid-in capital	72,685	71,548
Accumulated other comprehensive income	66	70
Accumulated deficit	(47,269)	(41,802)
Total stockholders' equity	25,629	29,961
Total liabilities and stockholders' equity	$38,485	$41,672